Filed pursuant to Rule 424(b)(3)
File No. 333-259133

PGIM PRIVATE REAL ESTATE FUND, INC.
SUPPLEMENT NO. 6 DATED MARCH 31, 2025
TO THE PROSPECTUS AND THE STATEMENT OF ADDITIONAL INFORMATION
DATED APRIL 26, 2024

This supplement (“Supplement”) is part of and should be read in conjunction with the prospectus (as supplemented to date, the “Prospectus”) and statement of additional information (“SAI”) of PGIM Private Real Estate Fund, Inc. (the “Fund”), dated April 26, 2024. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus and SAI.

The purpose of this Supplement is to provide an update on a recent acquisition of assets.

Recent Asset Acquisition

On March 28, 2025, the Fund closed on an approximately $37.8 million equity commitment for an 855,000 square foot big box industrial investment in Shakopee, MN that is 100% leased as of the time of acquisition to a top 10 Fortune 500 company. The property operates as a fulfillment center and is a strategic location for regional and national distribution.